SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 17th day of June, 2004 (the "Agreement"), is made by and among Essential Reality, Inc., a Nevada corporation (the "Company"); and the persons set forth on Schedule I hereto (each, individually, a "Seller" and collectively, the "Sellers").

W I T N E S S E T H:

WHEREAS, Sellers collectively own all of the issued and outstanding capital stock of Alliance Corner Distributors, Inc. ("Alliance"), as set forth on
Schedule I to this Agreement (the "Alliance Shares"); and

WHEREAS, the Company desires to acquire from Sellers, and Sellers desire to sell to the Company, the Alliance Shares in exchange (the "Exchange") for the issuance by the Company of an aggregate of 1,551,314 shares of the Company's Series B Non-Redeemable Convertible Preferred Stock, $.001 par value per share (the "Preferred Stock""), to be issued to Sellers and/or their designees, on the terms and conditions set forth below, which, upon conversion shall represent 47.72% of the issued and outstanding shares of the capital stock of the Company on a fully diluted basis;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

EXCHANGE OF SHARES

1.1 Exchange of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a) The Company shall issue and deliver to each Seller and/or its designees the number of shares of Preferred Stock set forth opposite such Seller's and/or such designee's names set forth on Schedule I hereto.

(b) The Sellers agree to deliver to the Company the Alliance Shares along with an appropriately executed stock power endorsed in favor of the Company.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10017, on a date and time to be specified by the Sellers which shall be no later than two (2) business days after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date") at 10:00 a.m., or at such other place and date as the Company and the Sellers may agree.

1.3 Directors and Officers. The directors of the Company as of the Closing Date shall consist of the persons specified on Exhibit A hereto and shall hold office in accordance with the articles of incorporation and bylaws of the Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company as of the Closing Date shall consist of the persons specified on Exhibit B hereto and shall hold office in accordance with the articles of incorporation and bylaws of the Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to the Sellers, as of the date hereof as follows:

      2.1 Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdictions (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" means any condition, circumstance, or situation that would reasonably be expected to (i) be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company, (ii) materially adversely affect the ability of the Company to conduct any material portion of its business prior to or after the Closing Date,
(iii) materially adversely affect the ability of the Company to maintain its listing on the Nasdaq Over-the-Counter Bulletin Board (once such listing has been obtained) or (iv) prohibit or hinder the Company from executing this Agreement and/or performing any of its obligations hereunder in any material respect.

      2.2 Authorization; Enforcement. Subject to all applicable regulatory consents, the Company has the requisite power and authority to enter into and perform this Agreement and to consummate the Exchange. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action, and no further consent or authorization is required for the Company to effect the transactions contemplated hereby. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

      2.3 Issuance of Preferred Stock. The Preferred Stock has been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof and upon the Closing Date, shall be validly issued and outstanding, fully paid and non-assessable.

      2.4 No Conflicts. Subject to all applicable regulatory consents, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not and will not (i) violate any provision of the Company's Certificate of Incorporation or Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which any of the Company's properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect, other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws) above. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or consummate the Exchange in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations, or the rules of the Nasdaq Over-the-Counter Bulletin Board (or any other exchange on which the Shares may be quoted or listed for trading), prior to or subsequent to the Closing Date).

      2.5 Capitalization. (a) The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of Fifty Million (50,000,000) shares of common stock, par value $.001 per share ("Company Common Stock"), of which 22,000,000 shares are issued and outstanding as of the date hereof; and Five Million (5,000,000) shares of $.001 par value preferred stock, of which Two Million Four Hundred Thousand Four Hundred One (2,400,401) are designated as Series A Convertible Non Redeemable Preferred Stock, $.001 par value per share, of which none are issued or outstanding, and One Million Nine Hundred Ninety-Five Thousand Five Hundred Ninety-Nine (1,995,599) shares of Series B Convertible Non Redeemable Preferred Stock, $.001 par value per share, of which none are issued or outstanding. All of the outstanding shares of capital stock are, and the Preferred Stock when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Preferred Stock, will not be issued in violation of any preemptive right of stockholders.

      (b) As of the Closing Date, there are no outstanding subscriptions, options, contracts, rights or warrants, except as set forth on Item 2.5(b) of the Disclosure Schedule, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue additional shares of capital stock or any other equity securities of the (or any security convertible into or exercisable or exchangeable for capital stock or any other equity securities of the Company). There are no outstanding share appreciation rights or similar rights with respect to the Company.

      (c) Assuming the consummation of the Exchange and each of the acts and events contemplated in Section 6.2 hereof, the pro forma capitalization of the Company shall be as set forth on the capitalization table attached hereto as Exhibit C.

2.6 SEC Filings; Financial Statements. (a) The Company has made available to the Sellers true and complete copies of (i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2002 and 2003, as filed with the U.S. Securities and Exchange Commission (the "SEC"), (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 2003, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K) filed by the Company with the SEC since January 1, 2003 (collectively, the "SEC Reports"). Since January 1, 2001, the Company has filed with the SEC all forms, reports, schedules, registration statements and proxy statements required to be filed by the Company, except as would not have a Material Adverse Effect. The SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The audited consolidated financial statements of the Company for the fiscal years ended December 31, 2002 and December 31, 2003 (the "Company Financial Statements") were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company for the periods indicated.

      (c) The Company has furnished to the Sellers true and correct copies of any amendments or modifications that it has entered into or made (but which have not yet been filed with the SEC) to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

2.7 Further Financial Matters. The Company does not have any liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, except as disclosed in the Private Placement Memorandum of the Company substantially in the form of the draft dated June 16, 2004, attached as Exhibit D hereto. Upon the execution of certain debt conversion agreements and settlement and release agreements pursuant to Sections 6.2(a) and (b) hereof, the Company shall have no outstanding indebtedness except for $30,000 of outstanding trade payables.

      2.8 Taxes. (a) The Company has timely filed all Tax Returns (as defined in
Section 2.8(b)) required to be filed by it (except for its Tax Return for the year 2003, for which it has filed an extension), all such Tax Returns are complete and accurate in all material respects, and the Company, collected or withheld, or caused to be paid, collected or withheld, all material Taxes (as defined in Section 2.8(b)) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith (provided such contests are disclosed in Item 2.8 of the Disclosure Schedule). There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith (provided such contests are disclosed in Item 2.8 of the Disclosure Schedule)). The Company has no waivers or extensions of any applicable statute of limitations to assess any Taxes. Other than as disclosed in this Section 2.8(a), there are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Except as provided on Schedule 4.19, no written claim has been made during the prior three (3) years by any governmental entity in a jurisdiction where the Company does not currently file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction. The Company has delivered to the Sellers copies of each of its Tax Returns for the years 2001 and 2002, and a copy of the extension filed by the Company for its Tax Return for the year 2003. Neither the Company nor any person on behalf of the Company has granted to any person any power of attorney that is currently in force with respect to any Tax matter relating to the Company.

      (b) For purposes of this Agreement: (i) "Taxes" shall mean all income, gross receipts, windfall profits, capital, large corporations, value added, goods and services, severance, property, production, sales, use, license, excise, franchise, employment, employer health, employer insurance, withholding or other taxes of any kind whatsoever together with any interest, additions, penalties or installments with respect thereto and any interest in respect of such additions, penalties or installments and (ii) "Tax Returns" shall mean all declarations, reports and returns (including, without limitation, all necessary elections and disclosures) required to be filed with any governmental entity with respect to Taxes.

2.9 Absence of Certain Changes or Events. Except (i) as expressly permitted by this Agreement, and (ii) for the default by the Company on all of its outstanding debt to noteholders of the Company, all of which debt shall be extinguished by the Company pursuant to Section 6.2(a) hereof prior to the Closing, since December 31, 2003, there has not been: (x) any event that has had a Material Adverse Effect, or (y) any material change by the Company in its significant accounting principles or practices except as required by GAAP or as the Company's independent public accountants have advised the Company is required by GAAP.

2.10 Real Property. The Company owns no real property and is not subject to any lease or sublease relating to real property. The Company is the legal and beneficial owner, in fee simple, of all of its owned real property, in each case free and clear of any liens.

2.11 Compliance with Law. The Company is not conducting its respective business or affairs in violation of any applicable federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. The Company has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

2.12 Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business.

2.13 Litigation. Except as set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, there is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company. The Company nor any of its properties is subject to any order, judgment, injunction or decree.

2.14 Patents; Trademarks and Intellectual Property Rights. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others.

2.15 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Sellers without the intervention of any person on behalf of the Company in such a manner as to give rise to any valid claim by any person, other than Sunrise Securities Corp., against any Seller for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant, jointly but not severally, to the Company that:

3.1      Due Organization and Qualification; Subsidiaries; Due Authorization.

(a) Alliance is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Alliance is in good standing as a foreign corporation in each jurisdiction in which it require(s) such qualification.

(b) Each Seller has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. Each Seller has taken all action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.2 No Conflicts or Defaults. The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of Alliance, or (b) with or without the giving of notice or the passage of time, violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant.

3.3 Capitalization. The authorized capital stock of Alliance consists of Three Hundred (300) shares of common stock, no par value per share, of which Three Hundred (300) shares of common stock are issued and outstanding. Set forth in
Item 3.3 of the Disclosure Schedule is a list of all stockholders of Alliance, setting forth their names, addresses and number of shares owned. All of the outstanding shares of the Alliance Common Stock are, and the Alliance Shares when transferred in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Alliance Shares, will not be transferred in violation of any rights of third parties.

3.4 Financial Statements. The Sellers have provided to the Company copies of the consolidated balance sheets of Alliance at December 31, 2003 and March 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the period then ended, including the notes thereto, as audited by Mahoney Cohen & Company, CPA, P.C., certified public accountants, (all such statements being the "Alliance Financial Statements").

3.5 Further Financial Matters. Alliance does not have any material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Alliance Financial Statements.

3.6 Taxes. All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of Alliance, have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of Alliance and in the Alliance Financial Statements.

3.7 Indebtedness; Contracts; No Defaults. To Alliance's knowledge, neither Alliance nor any other person or entity is in breach in any material respect of, or in default in any material respect under, any material contract, agreement, arrangement, commitment or plan to which Alliance is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by Alliance or, to the knowledge of Alliance, any other person or entity. Alliance has not received any notice of default under any contract, agreement, arrangement, commitment or plan to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

3.8 Compliance with Law. Alliance is not conducting its business or affairs in material violation of any applicable federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. Alliance has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.9 No Adverse Changes. Since execution of this Agreement, there has not been any material adverse change in the business, prospects, the financial or other condition, or the assets or liabilities of Alliance as reflected in the Alliance Financial Statements.

3.10 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Alliance, threatened, against or affecting the business of Alliance, or challenging the validity or propriety of the transactions contemplated by this Agreement.

3.11 Patents; Trademarks and Intellectual Property Rights. Alliance owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others.

3.12 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Alliance directly with the Sellers without the intervention of any person on behalf of the Sellers in such a manner as to give rise to any valid claim by any person against the Sellers for a finder's fee, brokerage commission or similar payment, except for a fee of $28,500 in stock of the Company which will be paid by Alliance to J.A.S. Commercial Corp. after the Closing Date.

3.13  Purchase for Investment.

      (a) Each Seller is acquiring the Preferred Stock for investment for the Seller's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Preferred Stock.

      (b) Each Seller understands that the Preferred Stock is not registered under the Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on each Seller's representations set forth herein.

      (c) Each Seller is an "accredited investor" as that term is defined in Rule 501 (a) of Regulation D under the Act.

3.14 Investment Experience. Each Seller acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Stock.

3.15 Information. Each Seller has carefully reviewed such information as each Seller deemed necessary to evaluate an investment in the Preferred Stock.

3.16 Restricted Securities. Each Seller understands that the Preferred Stock may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Preferred Stock or any available exemption from registration under the Act, the Preferred Stock must be held indefinitely. Each Seller is aware that the Preferred Stock may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

                                   ARTICLE IV

INDEMNIFICATION

4.1 Indemnity of the Company. The Company agrees to indemnify and hold harmless the Sellers from and against, and to reimburse the Sellers with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Sellers by reason of, arising out of, or in connection with any material breach of any representation, warranty or agreement contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided that any representation or warranty that is itself qualified as to materiality shall not be deemed so qualified for purposes of this Section 4.1.

4.2 Indemnity of the Sellers. The Sellers agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Sellers by reason of, arising out of, or in connection with any material breach of any representation, warranty or agreement contained in this Agreement and made by the Sellers or in any document or certificate delivered by the Sellers pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided that any representation or warranty that is itself qualified as to materiality shall not be deemed so qualified for purposes of this Section 4.2.

4.3 Indemnification Procedure. A party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other party (the "Indemnifying Party") of any claim for indemnification arising under this Article 4. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

                                    ARTICLE V

DELIVERIES

      5.1 Items to be delivered to the Sellers prior to or at Closing by the Company.

(a) Articles of Incorporation and amendments thereto, bylaws and amendments thereto, and a certificate of good standing from the Secretary of State of the State of Nevada;

(b) all applicable schedules hereto;

(c) all minutes and resolutions of the Board of Directors and shareholder meetings in possession of the Company;

(d) shareholder list;

(e) all financial statements and tax returns in possession of the Company;

(f) resolution from the Company's current directors appointing three (3) designees of Alliance to the Company's Board of Directors;

(g) letters of resignation from the Company's current directors to be effective upon Closing and after the appointments described in this section;

 (h) certificates representing the Preferred Stock issued in the denominations set forth opposite the respective names of the Sellers on Schedule I;

(i) copies of board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto; and

(j) any other document reasonably requested by the Sellers that they deem necessary for the consummation of this transaction.

         5.2 Items to be delivered to the Company prior to or at Closing by Alliance

         (a) all applicable schedules hereto;

         (b) certificates representing all of the Alliance Shares; and

         (c) any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

                                   ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Closing. The obligations of the parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

      (a) That each of the representations and warranties of the parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time; and

      (b) That the parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

6.2 Conditions to Obligations of the Sellers. The obligations of the Sellers shall be further subject to fulfillment prior to or at the Closing, of each of the following conditions:

      (a) the Company shall have entered into debt conversion agreements with all of its outstanding noteholders such that all outstanding debt of the Company held by such noteholders shall have been extinguished through (i) the conversion of such debt into shares of Preferred Stock or (ii) cash payments by the Company;

      (b) the Company shall have obtained settlement and release agreements for all of its trade payables, except for $30,000 of trade payables which shall remain outstanding as of the Closing Date;

      (c) all required definitive instruments and agreements in a form reasonably satisfactory to the Sellers shall have been executed;

      (d) all necessary board and third party consents shall have been obtained;

      (e) the Sellers shall have completed all necessary technical and legal due diligence;

      (f) the Sellers shall have received a Voting Proxy from (i) Minotaur Fund, L.L.P., Phillip Vitug, Brady Capital Group, LLC, Robert W. O'Neel, III, John Gentile, Don Danks and SBI USA, LLC (together, the "Corfman Investors"), and
(ii) Northumberland Holdings Ltd., Richard Genovese and Nathan Low and/or his Affiliates, assigns and successors (together, the "Northumberland Investors") for all shares of Company stock held by the Corfman Investors and the Northumberland Investors after consummation of the transactions contemplated by the Transaction Documents;

      (g) the Company shall be fully current as of the Closing Date in its required SEC regulatory filings, including its Form 10-KSB for the year ended December 31, 2003 and its From 10-QSB for the quarter ended March 31, 2004, each of which shall have been filed in a form reasonably satisfactory to the Sellers;

      (h) on the Closing Date the Company shall not have any liabilities, contingent or otherwise, including but not limited to, any notes payable or accounts payable, except as otherwise disclosed;

      (i) the Company shall have filed the Certificates with the Nevada Secretary of State providing for the Preferred Stock; and

      (j) The Company shall have completed a private placement of the Company's securities resulting in net proceeds to the Company of at least $2,800,669 as evidenced by a disbursement receipt from the American Stock Transfer & Trust Company.

                                   ARTICLE VII

COVENANTS


7.1 Post-Closing Covenants. Following the Closing, the Sellers shall take all actions necessary or appropriate to effect the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.001 per share, of the Company, thereby enabling the conversion of all outstanding shares of Preferred Stock into Common Stock of the Company (the "Amendment"); including, without limitation, obtaining approval of the Amendment by the Board of Directors of the Company and the shareholders of the Company within 20 days following the Closing (it being understood that no corporate action effectuating the Amendment shall be taken until at least 20 calendar days after an information statement on Schedule 14C has been mailed to the Company shareholders pursuant to Regulation 14c-2(b) of the Exchange Act). During the period from the Closing to the date on which the shareholders of the Company approve the Amendment, no Seller shall transfer any securities of the Company (or rights therein) to any person.

                                  ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time before or, at Closing, by:

      (a) The mutual agreement of the parties hereto; or

      (b) Either the Company or Sellers holding a majority of the outstanding ownership interests in Alliance, if:

      (i) Any provision of this Agreement applicable to a party hereto shall be materially untrue, be incapable of being accomplished or fail to be accomplished;

      (ii) Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

      (iii) The Exchange shall not have been consummated by June 30, 2004.

      (c) Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each party shall bear all costs and expenses as such party has incurred.

                                   ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to this agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for a period of two years from the Closing Date.

9.2 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered such party by notice in the manner provided herein:

         If to the Company:

         Gottbetter & Partners L.L.P.
         488 Madison Avenue, 12th Floor
         New York, NY  10022
         (212) 400-6900 (212) 400-6901 (fax) c/o Louis Cammarosano

         If to the Sellers:

         At the address of each Seller set forth on Schedule 1 hereto.

         With a copy to:

         Willkie Farr & Gallagher LLP
         787 Seventh Avenue
         New York, New York  10019
         Attention: Christopher E. Manno, Esq.
         Facsimile: (212) 728-9288

9.3 Entire Agreement. This Agreement, the Disclosure Schedules and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the parties hereto with respect to the subject matter of this Agreement, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.

9.4 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.

9.5 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York as applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

9.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

ESSENTIAL REALITY, INC., a Nevada corporation


By:
Name: Humbert B. Powell, III
Title: Chairman of the Board


SELLERS:


By:  ________________________________________________
     Name: Jay Gelman

By:  ________________________________________________
     Name: Andre Muller


By:  ________________________________________________
     Name: Francis Vegliante

THE COMPANY DISCLOSURE SCHEDULES
Item 2.5(b) - Capitalization
Item 2.8 - Taxes

ALLIANCE DISCLOSURE SCHEDULES Item 3.3 - Capitalization.

                                                                       EXHIBIT A
                                    DIRECTORS

Jay Gelman                  Chairman

Andre Muller                Director

Thomas Vitiello             Director

Humbert B. Powell, III      Director

                                                                       EXHIBIT B

                                    OFFICERS

Jay Gelman         Chief Executive Officer

Andre Muller       President and Chief Operating Officer

George Mellides    Chief Financial Officer

                                                                       EXHIBIT C

                              CAPITALIZATION TABLE

                                 (See attached)

                                                                       EXHIBIT D

                          PRIVATE PLACEMENT MEMORANDUM

                                 (See attached)

                               DISCLOSURE SCHEDULE


                                                    ITEM 2.5(B)

                                                  CAPITALIZATION




                                            OPTIONS           DATE            EXPIRATION       EXERCISE
ADVISORY BOARD OPTIONS                      GRANTED         GRANTED              DATE            PRICE
Glen Wong                                      25,000       June 20, 2002     June 20, 2012   $      1.60
Eli Levitan                                    25,000       June 20, 2002     June 20, 2012   $      0.75
Joshua I. Smith                                25,000       June 21, 2002     June 21, 2012   $      0.75
David H. Starr                                 25,000       June 20, 2002     June 20, 2012   $      0.75
Marvin Igelman                                 25,000       June 20, 2002     June 20, 2012   $      0.75
Paul Eibler                                    35,000       June 20, 2002     June 20, 2012   $      0.75
John Constantino                               75,000       June 20, 2002     June 20, 2012   $      0.75
                                           -----------
                                              235,000
                                           ===========

FINANCIAL CONSULTANT WARRANTS
Coniston Investment Corp.                     193,440       June 20, 2002     June 20, 2005        $  1.30
Legend Merchant Group, Inc.                   137,771       June 20, 2002     June 20, 2005        $  1.30
                                           -----------
                                              331,211
                                           ===========

                                    ITEM 2.8

                                      TAXES

                                    ITEM 3.3

                                 CAPITALIZATION

----------------------------------------------------------------------------
NAME/ADDRESS                                         NUMBER OF SHARES OWNED
----------------------------------------------------------------------------
Jay Gelman                                           100
27 Copper Beech Lane
Lawrence, NY 11559
----------------------------------------------------------------------------
Andre Muller                                         100
16 Hunting Hollow Ct.
Dix Hills, NY 11746
----------------------------------------------------------------------------
Francis Vegliante                                    100
25 Loomis Drive
Baldwin Place, NY 10505
----------------------------------------------------------------------------